UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2022

Commission File Number: 001-39896

PLAYTIKA HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	81-3634591
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Playtika Ltd.

HaChoshlim St 8

Herzliya Pituach, Israel 4672408

972-73-316-3251

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PLTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

As previously announced on June 28, 2022 on Schedule 13D by Playtika Holding UK II Limited (“PHUKII”), our controlling shareholder, PHUKII entered into a Stock Purchase Agreement (the “PHUKII – Joffre SPA”), dated as of June 27, 2022, with Joffre Palace Holdings Limited (“Joffre”), pursuant to which, among other things, Joffre will acquire 106,102,467 shares (the “Purchased Shares”) of the common stock of Playtika Holding Corp. (the “Company”) from PHUKII, subject to certain terms and conditions.

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the transactions contemplated by the PHUKII – Joffre SPA, including the appointment of James Fu Bin Lu to the board of directors of the Company (the “Board”), on July 11, 2022, the Company entered into that certain Stockholders Agreement (the “Joffre SHA”), with Joffre pursuant to which (i) Joffre will vote, and will cause its affiliates to vote, at any Company stockholders meeting or upon any request for written consent of the stockholders of the Company, all of the Purchased Shares (x) in favor of the election of each of the nominees that have been nominated by the Board for election as a director of the Company and (y) against the election of any nominees that have not been nominated by the Board for election as a director of the Company, in each case, as long as James Fu Bin Lu or any other director nominee proposed by Joffre for appointment to the Board (“Joffre Director”) is serving as a director on the Board; and (ii) Joffre will cause Mr. Lu and any other Joffre Director to immediately and unconditionally resign from the Board if: (a) the PHUKII - Joffre SPA is terminated for any reason prior to the occurrence of the Closing (as defined in the PHUKII - Joffre SPA), (b) the Pre-Closing (as defined in the PHUKII - Joffre SPA) has not occurred by December 26, 2022, or if the Closing has not occurred by June 26, 2023, without the consent of the Board (or applicable committee thereof), or (c) Joffre and its affiliates cease in the aggregate to beneficially own fifteen percent (15%) or more of the total outstanding shares of common stock of the Company during the period of time beginning from and after the Pre-Closing (collectively, the “Resignation Triggers”).

The foregoing description of the Joffre SHA is not complete and is subject to and qualified in its entirety by the terms of the Joffre SHA filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the PHUKII – Joffre SPA, PHUKII agreed to recommend to the Board a director nominee proposed by Joffre for appointment to the Board and immediately prior to such appointment to cause a director of the Board affiliated with PHUKII to resign from the Board.

Director Resignation

In connection with the transactions contemplated by the PHUKII – Joffre SPA, on July 11, 2022, Wei Liu submitted her resignation from the Board and committees thereof. Her resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company or otherwise.

Appointment of New Director

In connection with the transactions contemplated by the PHUKII – Joffre SPA, on July 11, 2022, the Board appointed James Fu Bin Lu as a director of the Company, effective July 11, 2022, who shall serve as a director for a term expiring at the Company’s annual meeting of stockholders in 2023 and until the election and qualification of such director’s successor in office or until such director’s earlier death, resignation or removal.

There are no (i) family relationships between Mr. Lu and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company or (ii) related party transactions with Mr. Lu requiring disclosure pursuant to Item 404 of Regulation S-K. Mr. Lu will not receive compensation for his service as a director. Mr. Lu has not been appointed to any committees of the Board. In accordance with the Company’s customary practice, the Company will also enter into its standard form of indemnification agreement with Mr. Lu, which agreement is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Following the resignation of Ms. Liu and appointment of Mr. Lu, the number of directors serving on the Board will remain fixed at seven.

On July 11, 2022, Mr. Lu delivered to the Board a duly executed letter of conditional resignation, pursuant to which, upon the occurrence of any of the Resignation Triggers, Mr. Lu irrevocably resigns from the Board.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Stockholders Agreement, dated July 11, 2022, between Playtika Holding Corp. and Joffre Palace Holdings Limited.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PLAYTIKA HOLDING CORP.
Registrant

Date: July 11, 2022	By:	/s/ Craig Abrahams
Craig Abrahams
President and Chief Financial Officer